Exhibit 21

Subsidiaries of the Registrant

Jurisdiction of Incorporation or Organization
Name	Country	State/Province
The TDL Group Co.	Canada	Nova Scotia
The TDL Group Corp.	Canada	Nova Scotia
Tim’s Realty Partnership	Canada	Ontario
Wentim Company	Canada	Nova Scotia
The TDL Group Partnership	Canada	Ontario
The TDL Marks Corporation (Les Marques de TDL Corporation)	Canada
Tim Hortons Advertising and Promotion Fund (Canada) Inc.	Canada
Tim Hortons Canada Holdings ULC(1)	Canada	Alberta
Barhav Developments Limited	Canada	Ontario
Tim Donut U.S. Limited, Inc.	United States	Florida
THD Coffee Co.	United States	Delaware
THD Nevada, Inc.	United States	Nevada
Tim Hortons USA, Inc.	United States	Delaware
Tim Hortons Delaware Limited Partnership(2)	United States	Delaware
Tim Hortons US LLC(3)	United States	Delaware
Tim Hortons (New England), Inc.	United States	Delaware
The Tim’s National Advertising Program, Inc.	United States	Ohio
SBFD Holding Co.	United States	Delaware
Fosters Star Limited(4)	Republic of Ireland
Tim Hortons (Ireland) Limited	Republic of Ireland

[1]	Incorporated pursuant to the Alberta Business Corporations Act on August 18, 2009.
[2]	Formed pursuant to the laws of Delaware on September 4, 2009.
[3]	Formed pursuant to the laws of Delaware on September 14, 2009.
[4]	Incorporated pursuant to the laws of the Republic of Ireland on September 21, 2009.